HMS/B1227/19290/SES/JAE               2 November 1999



Gracechurch Card Funding (No.1) PLC
200 Aldersgate Street
London
EC1A 4JJ

and

Barclays Bank PLC
5 The North Colonnade
Canary Wharf
London
E14 4BB

Dear Sirs

Gracechurch Card Funding (No.1) PLC

1. We have acted as United Kingdom tax counsel for Gracechurch Card Funding (No.1) PLC, a public limited company incorporated in England and Wales (the "Issuer"), in connection with the preparation of the Registration Statement on Form F-1 (the "Registration Statement"), which has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), for the registration under the Act of class A notes and class B notes (together, the "Notes") representing asset backed obligations of the Issuer. The Notes are to be issued pursuant to a trust deed, governed by English law (the "Trust Deed") between the Issuer and the Bank of New York acting through its London branch, as trustee, substantially in the form filed as exhibit 4.5 to the Registration Statement.


2. Based on certain assumptions which cannot be verified before closing, and subject to (a) finalisation of documents including those which are exhibits to the Registration Statement of which the prospectus relating to the Notes (the "Prospectus") forms a part in a form which is satisfactory to us and not inconsistent with the descriptions in the body of the Prospectus, and
     (b) the reservations below, we confirm that, under current




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     UK law, the statements set forth in the Prospectus under the headings
     "Prospectus Summary: United Kingdom Tax Status" and "United Kingdom Taxation Treatment of the Notes", to the extent that they constitute matters of law or legal conclusions with respect thereto, are correct in all material respects and we further confirm and adopt the opinions set forth in the Prospectus under those headings.


3.   The opinion set forth is subject to the following reservations:

     (a) the statements concerning United Kingdom tax consequences contained in the Prospectus do not purport to discuss all possible United Kingdom tax ramifications of the proposed issuance and are limited to the matters expressly referred to in those statements; and

     (b) our opinion is confined to the matters expressly referred to 2. above and is based on United Kingdom law and Inland Revenue practice as at today's date. For the avoidance of doubt, we do not express any opinion on the laws of any jurisdiction other than the UK, or in relation to any UK tax or legal aspects (other than the matters expressly referred to in 2. above).

4. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to Clifford Chance under the captions "Legal Matters", "Prospectus Summary: United Kingdom Tax Status" and "United Kingdom Taxation Treatment of the Notes" in the Prospectus. In giving such consent, we do not admit that we are "experts", within the meaning of the term used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

5. This opinion shall be governed by and construed in accordance with English law.

Yours faithfully

\s\Clifford Chance

Clifford Chance


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